Exhibit 10.5

MAKE GOOD ESCROW AGREEMENT

This Securities Escrow Agreement (the "Make Good Escrow Agreement"), dated as of October 29, 2009, is entered into by and among Longwei Petroleum Investment Holding Limited, a Colorado corporation (the "Company"), Mr. Cai Yongjun and Mr. Xue Yongping (collectively the “Make Good Pledgors”), the Investors (as defined below), National Securities Corporation, as placement agent ("Placement Agent) and Corporate Stock Transfer, Inc., as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities.  As an inducement to the Investors to participate in the Offering and as set forth in the SPA, the Make Good Pledgors have agreed to place the “Escrow Shares” (as defined in Section 2 hereto) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.           Appointment of Escrow Agent. The Make Good Pledgors and the Company hereby appoint Corporate Stock Transfer, Inc. as Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2.           Establishment of Escrow. Within three Trading Days of the execution of the SPA, the Make Good Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 13,499,274 shares (the “Escrow Shares”) of the Company's common stock, no par value per share (“Common Stock”), along with medallion guaranteed stock powers (or such other signed instrument of transfer acceptable to the Company’s transfer agent to enable the transfer of such Escrow Shares in accordance with Section 4).  The Make Good Pledgors hereby agree that their  obligation to transfer shares of Common Stock to Investors pursuant to Section 4.11 of the SPA and this Make Good Agreement shall continue to run to the benefit of any Investor who shall have transferred or sold all or any portion of its Series A Preferred Stock, and that Investors shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated sales or transfers of any of its Series A Preferred Stock.

3.           Representations of Make Good Pledgors and the Company.  The Make Good Pledgors and the Company hereby represent and warrant, severally and not jointly, as to itself only, to the Investors as follows:

a.           The Escrow Shares of the Make Good Pledgors are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.  Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

b.           Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of any of the Make Good Pledgors pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon any of the Make Good Pledgors, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4.           Disbursement of Escrow Shares.

a.           If the After Tax Net Income reported in the 2010 Annual Report is less than $23,900,000 (the “2010 Guaranteed ATNI), then the Investors shall be entitled to receive on a “pro rata” basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors under the SPA) for no consideration other than their part of their respective Investment Amount at Closing, some or all of the Escrow Shares determined according to the following formula:

E	Minus	C
((A / B) X D)

For the purposes of the foregoing formula:

A = Actual ATNI 2010
B = 2010 Guaranteed ATNI  ($23,900,000)
C = Escrow Shares (13,499,274)
D = Initial Conversion Price of Series A Preferred Stock ($1.10)
E = Total Investment Amount ($14,849,201.50)

For example if the actual ATNI was $ 20 million the number of Escrow Shares that would be distributed prorate to the Investors would be 2,632,395 calculated as follows:

$14,849,201.50                                                         Minus     13,499,274
(20,000,000/23,900,000) X 1.10

b.           The determination regarding the number and the distribution, if any, of the Escrow Shares to be distributed to the Investors pursuant to this Section shall be made by the Company and the Placement Agent within five (5) Business Days after the date the Company is required to file its 2010 Annual Report with the Commission (after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act).  In the event that the Company does not file its 2010 Annual Report with the Commission within thirty (30) days after the date such filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the Escrow Shares shall be delivered to the Investors on a pro rata basis within five (5) Business Days following the expiration of such thirty (30) day period.

c.           Within five Business Days after the determination by the Company of the number of Escrow Shares to which the Investors are entitled, calculated in the manner set forth above, the Placement Agent and the Company shall give joint written instructions to the  Escrow Agent to, and upon receipt of such written instructions, the Escrow Agent shall, within five Business Days after receipt of such instructions deliver to the Investors on a “pro rata” basis such number of Escrow Shares as set forth in the  joint instructions.  If less than all of the Escrow Shares are delivered to the Investors, the Escrow Agent shall return the undistributed Escrow Shares to the Make Good Pledgors pursuant to the joint instructions of the Placement Agent and the Company.

d.           Notwithstanding anything to the contrary set forth herein, in the event of the conversion of shares of Series A Preferred, the shares of Series A Preferred so converted shall remain outstanding for the purpose of receiving distribution of Escrow Shares pursuant to this Section.

e.           Notwithstanding anything to the contrary set forth herein, only those Investors who own shares of Series A Preferred issued hereunder and remain shareholders of the Company at the time that any Escrow Shares become deliverable hereunder shall be entitled to their pro rata portion of the Escrow Shares calculated based on their ownership interest at the time when the applicable Escrow Shares become deliverable hereunder.

 f.           The parties agree that for purposes of determining whether or not the 2010 Guaranteed ATNI has been achieved, (i) the release of any or all of the Escrow Shares shall not be counted as an expense, charge, or other deduction from revenues in calculating net income even though GAAP may require contrary treatment, (ii) any registration delay payments arising under the Registration Rights Agreement that are accrued or paid by the Company to any Investor will be excluded from the calculation of After-Tax Net Income, and (iii) any increase in taxes payable by the Company or any Subsidiary as a result of PRC tax laws or implementing regulations promulgated for the purpose of making more equal the tax treatment of foreign invested entities (including sino-foreign joint ventures) and domestic entities which may become effective and applicable to the Company after the date of this Make Good Agreement shall not be included as an expense.

g.           For so long as the Escrow Shares remain in escrow, such shares shall not be counted in calculating a quorum for stockholder voting purposes nor shall such shares be voted at any meeting of stockholders or included in a shareholders written consent.

h.           The Company will provide the Placement Agent with (i) the Company’s audited financial statements for 2010, prepared in accordance with GAAP, on or before September 30, 2010 (or such later date that the Company files its 2010 Annual Report so as to allow the Placement Agent the opportunity to evaluate whether the 2010 Guaranteed ATNI has been attained.

5.           Duration. This Make Good Agreement shall terminate on the distribution of all the Escrow Shares.  The Company agrees to provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6.           Escrow Shares.  If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) the Make Good Pledgors covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from the Make Good Pledgors to the Investors and (ii) following its receipt of the documents referenced in Section 6(i), the Company covenants and agrees to promptly reissue such Escrow Shares in the applicable Investor’s name and deliver the same as directed by such Investor.  Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Make Good Pledgors.  Should the Escrow Agent receive dividends or voting materials, such items shall be passed immediately on to the Make Good Pledgors and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgors.

7.           Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or National Securities Corp. shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or National Securities Corp. are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or National Securities Corp. . If Escrow Agent or National Securities Corp. is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and National Securities Corp. shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8.           Exculpation and Indemnification of Escrow Agent and National Securities Corp.

a.           Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.  National Securities Corp.’s sole obligation under this Make Good Agreement is to provide prompt written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares.  National Securities Corp. will provide such written instructions upon review of the relevant earnings per share and/or After-Tax Net Income amount reported in such periodic financial reports as specified in Section 4 hereof.  National Securities Corp. is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  If any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than National Securities Corp.) in connection with such financial reports of the Company, National Securities Corp. shall have no obligation or liability to any party hereunder.

b.           Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

c.           The Company and the Make Good Pledgors each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, National Securities Corp. and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or National Securities Corp. in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or National Securities Corp.  hereunder; except, that if Escrow Agent or National Securities Corp. is guilty of willful misconduct, gross negligence or fraud under this Make Good Agreement, then Escrow Agent or National Securities Corp., as the case may be, will bear all losses, damages and expenses arising as a result of such willful misconduct, gross negligence or fraud.  Promptly after the receipt by Escrow Agent or National Securities Corp.  of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or National Securities Corp., as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 8 shall survive the termination of this Make Good Agreement.

9.           Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10.           Resignation of Escrow Agent.  At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11.           Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12.           Notice.  All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature page hereto.

13.           Execution in Counterparts.  This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           Assignment and Modification.  This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto and the Investors.  Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.  This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto and the Investors.

15.           Applicable Law.  This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16.           Headings.  The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17.           Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent or National Securities Corp. . Inc.), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18.           Authorized Signers.  The Company will execute Exhibit C-1 and deliver an executed Exhibit C-2 to this Make Good Agreement concurrent with the execution hereof.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED.

By:	/s/ Cai Yongjun
Name: Cai Yongjun Title: Chief Executive Officer

Make Good Pledgors

Cai Yongjun
Cai Yongjun
Mr. Xue Yongping
Mr. Xue Yongping

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INVESTORS:

By:

Address

ESCROW AGENT: CORPORATE STOCK TRANSFER, INC.

By:

Address

NATIONAL SECURITIES CORP:

By:

Address

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